                                                                      Exhibit 12

                           THE FORTRESS GROUP, INC.

                      RATIO OF EARNINGS TO FIXED CHARGES

                          (ALL AMOUNTS IN THOUSANDS)

                                             YEAR ENDED DECEMBER 31,
                                     ---------------------------------------
                                                                    1995
                                                         1995     PRO FORMA
                                      1993     1994     ACTUAL   AS ADJUSTED
                                     ---------------------------------------
EARNINGS:

Pre-tax income                       $ 4,898  $ 4,828   $ 6,076    $10,549
Interest and finance cost expense      8,628    9,335    12,625      9,160
Minority interest                        (65)     907       745        136
One third of leases                      165      224       295        295
                                     ---------------------------------------
    Earnings                         $13,626  $15,294   $19,741    $20,140
                                     =======================================
FIXED CHARGES:

Interest and finance costs incurred  $ 7,890  $11,684   $16,081    $12,535
Minority interest                        (65)     907       745        136
One third of leases                      165      224       295        295
                                     ---------------------------------------
    Fixed Charges                    $ 7,990  $12,815   $17,121    $12,966
                                     =======================================
RATIO OF EARNINGS TO FIXED CHARGES       1.7      1.2       1.2        1.6
                                     =======================================

                                            THREE MONTHS ENDED MARCH 31,
                                     -----------------------------------------
                                                 1995                 1996
                                       1995    PRO FORMA    1996    PRO FORMA
                                      ACTUAL  AS ADJUSTED  ACTUAL  AS ADJUSTED
                                     -----------------------------------------
EARNINGS:

Pre-tax income                        $   69     $  501    $  986    $1,169
Interest and finance cost expense      1,939      1,455     2,005     1,415
Minority interest                        152         22        54        (3)
One third of leases                       74         74        74        74
                                     -----------------------------------------
    Earnings                          $2,231     $2,052    $3,119    $2,655
                                     =========================================
FIXED CHARGES:
Interest and finance costs incurred   $3,076     $3,087    $3,377    $3,319
Minority interest                        152         22        54        (3)
One third of leases                       74         74        74        74
                                     -----------------------------------------
    Fixed Charges                     $3,302     $3,183    $3,505    $3,390
                                     =========================================
DIFFERENTIAL OF FIXED CHARGES
  WHICH EXCEEDS EARNINGS              $1,071     $1,131    $  386    $  735
                                     =========================================